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                                                                    EXHIBIT 10.1



         THIS LOAN AND SECURITY AGREEMENT dated May 10, 2002, between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 with a loan production office at 4410 Arapahoe Avenue, Suite 200, Boulder, CO 80303 and ADVANCED ENERGY INDUSTRIES, INC. ("Borrower"), whose address is 1625 Sharp Point Drive, Fort Collins, CO 80525 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1        ACCOUNTING AND OTHER TERMS

         Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13.

2        LOAN AND TERMS OF PAYMENT

2.1      PROMISE TO PAY.

         Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1    REVOLVING ADVANCES.

         (a) Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, if applicable, minus (ii) the FX Reserve and all amounts for services utilized under the Cash Management Services Sublimit. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. Notwithstanding the foregoing, the Borrowing Base shall not be applied at any time that the aggregate amount of Credit Extensions outstanding, or that would be outstanding immediately following a requested Advance, are equal to or less than $10,000,000.

         (b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

         (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

2.1.2    FOREIGN EXCHANGE SUBLIMIT.

         If there is availability under the Committed Revolving Line and the Borrowing Base (if applicable), then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit, which is a maximum of $10,000,000 (the "FX Reserve"). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

2.1.3    CASH MANAGEMENT SERVICES SUBLIMIT.

         Borrower may use up to $5,000,000 (the "Cash Management Services Sublimit") for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). Such aggregate amounts utilized under the Cash



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Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.2      OVERADVANCES.

         If Borrower's Obligations under Section 2.1.1 and Section 2.1.2 exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base (if applicable), Borrower must immediately pay Bank the excess.

2.3      INTEREST RATE AND PAYMENTS ON COMMITTED REVOLVING LINE.

         (a) Interest Rate. Advances accrue interest on the outstanding principal balance at a per annum rate of 1.00 percentage point below the Prime Rate. After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

         (b) Payments. Interest due on the Committed Revolving Line is payable on the same date of each month as the date of the month this Agreement is dated. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4      AUTHORIZATION TO DEBIT ACCOUNTS.

         Borrower authorizes Bank to debit any of Borrower's deposit accounts with Bank including Account Number ____________________________ for principal and interest payments currently owing to Bank or any other amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off.

2.3      FEES.

         (a) Commitment Fee. Borrower will pay to Bank a fully earned, non-refundable commitment fee of $2,500.00 in connection with the Committed Revolving Line, payable on the Closing Date.

         (b) Non-usage Fee. No later than the 20th calendar day following the end of each calendar quarter, Borrower shall pay to Bank a non-usage fee equal to One Fourth of One Percent (0.25%) of the difference between the Committed Revolving Line and the average daily outstanding balance during the prior calendar quarter.

         (c) Bank Expenses. Borrower will pay to Bank all Bank Expenses (including reasonable attorneys' fees and reasonable expenses), as defined in this Agreement, incurred through and after the date of this Agreement, are payable when due.

3        CONDITIONS OF LOANS

3.1      CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION.

         Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires.

3.2      CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

         Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:


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         (a) timely receipt of any Payment/Advance Form; and

         (b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true.

4        CREATION OF SECURITY INTEREST

4.1      GRANT OF SECURITY INTEREST.

         Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a "hold" on any deposit account pledged as Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2      AUTHORIZATION TO FILE.

         Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral.

5        REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants as follows:

5.1      DUE ORGANIZATION AND AUTHORIZATION.

         Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

         The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2      COLLATERAL.

         Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the knowledge of Borrower, Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or



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unenforceable, in whole or in part, and no legal proceeding has been initiated against Borrower claiming that any part of the Intellectual Property violates the rights of any third party.

5.3      LITIGATION.

         Except as shown in the Schedule or in Borrower's reports filed with the Securities and Exchange Commission, copies of which have been provided to Bank, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4      NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS.

         All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5      SOLVENCY.

         Borrower is able to pay its debts (including trade debts) as they become due.

5.6      REGULATORY COMPLIANCE.

         Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and extensions and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7      SUBSIDIARIES.

         Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8      FULL DISCLOSURE.

         No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ and could differ from the projected and forecasted results.



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6        AFFIRMATIVE COVENANTS

         Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1      GOVERNMENT COMPLIANCE.

         Borrower will maintain its and all Subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2      FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

         (a) Borrower will deliver to Bank: (i) within 5 days of filing with the Securities and Exchange Commission, but no later than 90 days after the end of Borrower's fiscal year, an annual report on Form 10-K together with an unqualified opinion on the financial statements (ii) within 5 days of filing, but no later than 45 days after the end of each of Borrower's first three quarters of each fiscal year, copies of all reports on Form 10-Q filed with the Securities and Exchange Commission, (iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 8-K, filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $500,000 or more; (v) prompt notice of any material change in the composition of the Intellectual Property or knowledge of an event that materially adversely affects the value of the Intellectual Property; and (vi) budgets, sales projections, operating plans or other financial information Bank requests.

         (b) Within 30 days after the last day of each month if during such month the aggregate amount of all Credit Extensions outstanding at any time during such month exceed $10,000,000, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of EXHIBIT C, with aged listings of accounts receivable and accounts payable.

         (c) With the quarterly reports on Form 10-Q as required by this Section 6.2, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of EXHIBIT D.

         (d) At any time that the aggregate amount of outstanding Credit Extensions, exclusive of interest thereon, exceeds $10,000,000 and remains outstanding for 30 consecutive days, Borrower will allow Bank to conduct and initial audit Borrower's Collateral at Borrower's expense. Such audits will be conducted no more often than once every year after the initial audit, unless an Event of Default has occurred and is continuing.

6.3      INVENTORY; RETURNS.

         Borrower will keep all Inventory, if any, in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than 10% of Borrower's gross sales for any month.

6.4      TAXES.

         Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.


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6.5      INSURANCE.

         Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower's industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are reasonably satisfactory to Bank in Bank's reasonable discretion. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations.

6.6      PRIMARY ACCOUNTS.

         Borrower will maintain its primary depository and operating accounts with Bank.

6.7      FINANCIAL COVENANTS.

         Borrower will maintain on a consolidated basis as of the last day of each fiscal quarter of Borrower unless otherwise noted:

         (i) QUICK RATIO. A ratio of Quick Assets to Current Liabilities of at least 2.00 to 1.0.

         (ii) TANGIBLE NET WORTH. A Tangible Net Worth plus Subordinated Debt of at least the sum of $100,000,000 plus 50% of the net profit for such quarter.

         (iii) PROFITABILITY/(LOSS). A minimum net profit (and maximum net loss) calculated as earnings before depreciation, amortization and other one-time, non-cash charges, on a per share basis and measured on a rolling 6-month basis as follows: as of 3/31/02: ($1.00); as of 6/30/02: ($0.75): as of 9/30/02: ($0.34); and as of 12/31/02 and
         thereafter: $0.01.

6.8      REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS.

         At such time as Borrower determines that it is appropriate to do so, Borrower will register with the United States Patent and Trademark Office or the United States Copyright Office Borrower's Intellectual Property that is determined by Borrower to be material to Borrower's business and additional Intellectual Property rights developed or acquired including significant revisions or additions to or with any product before the sale or licensing of the product to any third party.

         Borrower will (i) protect, defend and maintain the validity and enforceability of Borrower's Intellectual Property and promptly advise Bank in writing of any legal proceeding against Borrower for material infringements and
(ii) not allow any Intellectual Property that is determined by Borrower to be material to Borrower's business to be abandoned, forfeited or dedicated to the public without Bank's written consent, which consent shall not be unreasonably withheld.

6.9      FURTHER ASSURANCES.

         Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.


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7        NEGATIVE COVENANTS

         Borrower will not do any of the following without Bank's prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1      DISPOSITIONS.

         Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out, damaged, or obsolete Equipment; or (iv) other Transfers which constitute liquidation of Investments as permitted in Section 7.6(i).

7.2      CHANGES IN BUSINESS, OWNERSHIP, MANAGEMENT OR BUSINESS LOCATIONS.

         Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership of greater than 25% (other than by the sale of Borrower's equity securities in a public offering) or have a change in its management. Borrower will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations in which Borrower maintains or stores over $25,000 in Borrower's assets or property.

7.3      MERGERS OR ACQUISITIONS.

         Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except a Permitted Acquisition where no Event of Default has occurred and is continuing or would exist after giving effect to such Permitted Acquisition. Bank shall respond to Borrower's request for consent to any transaction contemplated by this Section 7.3 other than a Permitted Acquisition within 10 days of the receipt of a written request for such consent, which request shall be accompanied by such materials as are reasonably requested by Bank for the purpose of making a decision regarding such consent. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4      INDEBTEDNESS.

         Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5      ENCUMBRANCE.

         Create, incur, or allow any Lien on any of its property, particularly any of its Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted hereby, subject to Permitted Liens.

7.6      DISTRIBUTIONS; INVESTMENTS.

         (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (iii) make any loans or other extensions of credit, other than trade accounts created in the ordinary course of business and in customary amounts consistent with Borrower's past practices, or permit any of its Subsidiaries to do so.


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7.7      TRANSACTIONS WITH AFFILIATES.

         Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

7.8      SUBORDINATED DEBT.

         Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

7.9      COMPLIANCE.

         Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8        EVENTS OF DEFAULT

         Any one of the following is an Event of Default:

8.1      PAYMENT DEFAULT.

         If Borrower fails to pay any of the Obligations within 5 days after their due date. During any such 5 day period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2      COVENANT DEFAULT.

         If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 20 days after it occurs, or if the default cannot be cured within 20 days or cannot be cured after Borrower's attempts within the 20 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3      MATERIAL ADVERSE CHANGE.

         If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations, or (iii) is a material impairment of the value of the Collateral or a negative change in the priority of Bank's security interests in the Collateral; and the occurrence of any one of which shall, for purposes of this Agreement, constitute a "Material Adverse Change";


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8.4      ATTACHMENT.

         (i) If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 30 days, or (ii) if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business, or (iii) if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or (iv) if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within 30 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5      INSOLVENCY.

         (i) If Borrower becomes insolvent or (ii) if Borrower begins an Insolvency Proceeding or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6      OTHER AGREEMENTS.

         If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $500,000 or that could cause a Material Adverse Change;

8.7      JUDGMENTS.

         If a money judgment(s) in the aggregate of at least $500,000 is rendered against Borrower and is unsatisfied and unstayed for 30 days (but no Credit Extensions will be made before the judgment is stayed or satisfied); or

8.8      MISREPRESENTATIONS.

         If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9        BANK'S RIGHTS AND REMEDIES

9.1      RIGHTS AND REMEDIES.

         When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

         (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

         (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

         (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

         (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower

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grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

         (e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

         (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

         (g) Dispose of the Collateral according to the Code.

9.2      POWER OF ATTORNEY.

         Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and
(v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3      ACCOUNTS COLLECTION.

         When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4      BANK EXPENSES.

         If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5      BANK'S LIABILITY FOR COLLATERAL.

         If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6      REMEDIES CUMULATIVE.

         Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7      DEMAND WAIVER.

         Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10       NOTICES

         All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11       CHOICE OF LAW, VENUE

         Colorado law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the City and County of Denver, Colorado.

12       GENERAL PROVISIONS

12.1     SUCCESSORS AND ASSIGNS.

         This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2     INDEMNIFICATION.

         Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3     TIME OF ESSENCE.

         Time is of the essence for the performance of all obligations in this Agreement.

12.4     SEVERABILITY OF PROVISION.

         Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5     AMENDMENTS IN WRITING, INTEGRATION.

         All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior or contemporaneous negotiations or agreements. All prior or contemporaneous agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7     SURVIVAL.

         All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8     CONFIDENTIALITY.

         In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9     ATTORNEYS' FEES, COSTS AND EXPENSES.

         In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be awarded its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13       DEFINITIONS

13.1     DEFINITIONS.

         In this Agreement:

         "ACCOUNTS" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

         "ADVANCE" or "ADVANCES" is a loan advance (or advances) made in U.S. Dollars under the Committed Revolving Line.

         "AEI JAPAN" is Advanced Energy Japan K.K. Ltd.

         "AFFILIATE" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

         "BANK EXPENSES" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

         "BORROWER'S BOOKS" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

         "BORROWING BASE" is (i) 80% of Eligible Accounts plus (ii) the lesser of 20% of the value of Borrower's Eligible Inventory (valued at the lower of cost or wholesale fair market value) or $5,000,000, as determined by Bank from Borrower's most recent Borrowing Base Certificate.

         "BUSINESS DAY" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

         "CASH ACQUISITION" is any acquisition by the Borrower of the assets or capital stock of another entity, the consideration for which consists solely of cash and/or marketable securities.

         "CASH MANAGEMENT SERVICES" are defined in Section 2.1.3.

         "CLOSING DATE" is the date of this Agreement.

         "CODE" is the Uniform Commercial Code, as applicable.

         "COLLATERAL" is the property described on EXHIBIT A.

         "COMMITTED REVOLVING LINE" is a Credit Extension of up to $25,000,000.

         "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

         "COPYRIGHTS" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

         "CREDIT EXTENSION" is each Advance, FX Forward Contract or any other extension of credit by Bank for Borrower's benefit.

         "CURRENT ASSETS" are amounts that under GAAP should be included on that date as current assets on Borrower's consolidated balance sheet.

         "CURRENT LIABILITIES" are the aggregate amount of Borrower's Total Liabilities which mature within one (1) year.

         "ELIGIBLE ACCOUNTS" are Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5; but Bank may change eligibility standards by giving Borrower 30 days prior notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

         (a) Accounts that the account debtor has not paid within 90 days of invoice date;

         (b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

         (c) Credit balances over 90 days from invoice date;

         (d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, unless Bank approves in writing in advance;

         (e) Accounts for which the account debtor does not have its principal place of business in the United States, unless approved by Bank on a case by case basis;

         (f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality of any such entity;

         (g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

         (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, retainage, or other terms if account debtor's payment may be conditional;

         (i) Accounts for which the account debtor is Borrower's Affiliate, officer, employee, or agent;

         (j) Accounts in which the account debtor disputes liability or makes any claim and Bank reasonably believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

         (k) Accounts for which Bank reasonably determines collection to be doubtful; and

         (l) Accounts owed to AEI Japan as long as such Accounts are subject to Liens in favor of other financial institutions.

         "ELIGIBLE INVENTORY" is Borrower's Inventory, including raw materials, located at its principal place of business (or any location permitted under Section 7.2) that is in all material respects of good and marketable quality, free from material defects, but does not include used, returned, obsolete, consigned, work in progress, demonstrative or custom inventory, supplies, packing or shipping materials.

         "EQUIPMENT" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

         "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

         "FX FORWARD CONTRACT" is defined in Section 2.1.2.

         "FX RESERVE" is defined in Section 2.1.2.

         "GAAP" is generally accepted accounting principles.

         "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit,

(b) obligations evidenced by notes, bonds, debentures or similar instruments,
(c) capital lease obligations and (d) Contingent Obligations.

         "INSOLVENCY PROCEEDING" is a proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

         "INTELLECTUAL PROPERTY" is:

         (a) Copyrights (whether published of not), Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

         (b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

         (c) All design rights which may be available to Borrower now or later created, acquired or held;

         (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above; and

         All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

         "INVENTORY" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process of a tangible nature and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

         "INVESTMENT" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

         "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

         "LOAN DOCUMENTS" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

         "MASK WORKS" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

         "MATERIAL ADVERSE CHANGE" is described in Section 8.3.

         "MATURITY DATE" is the Revolving Maturity Date.

         "OBLIGATIONS" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

         "PATENTS" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

         "PERMITTED ACQUISITION" is (i) any Cash Acquisition in which the aggregate consideration paid, directly or indirectly, by the Borrower does not exceed the lesser of 15% of Borrower's Tangible Net Worth or 50% of Borrower's aggregate cash and marketable securities immediately prior to such Cash Acquisition, or (ii) any Stock Acquisition that does not result in a change in ownership of more than 25% of the aggregate voting control of the Borrower outstanding immediately prior to such Stock Acquisition and the consideration paid, directly or indirectly, will not in the aggregate exceed 50% of Borrower's Tangible Net Worth, or (iii) any transaction consisting in part of a Stock Acquisition and in part of a Cash Acquisition, provided that each such portion does not exceed a pro rata portion of the applicable threshold set forth in the preceding clauses (i) and (ii) as is equal to the percentage of the aggregate consideration paid in such transaction.

         "PERMITTED INDEBTEDNESS" is:

         (a) Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

         (b) Indebtedness existing on the Closing Date and shown on the Schedule;

         (c) Subordinated Debt;

         (d) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

         (e) Indebtedness secured by Permitted Liens;

         (f) Indebtedness in the form of convertible notes (similar to those due September 4, 2004 and November 15, 2006) or other debt securities up to an aggregate principal amount not exceeding 25% of Borrower's Tangible Net Worth; and

         (g) Indebtedness of AEI Japan up to an aggregate principal amount of $36,093,000.

         "PERMITTED INVESTMENTS" are:

         (a) Investments shown on the Schedule and existing on the Closing Date;

         (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue;

         (c) Investments accepted in connection with Transfers permitted by
Section 7.1; and

         (d) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $32,000,000, of which no more than $2,000,000 (less any distributions by way of loans or advances to AEI Japan) shall be invested in AEI Japan, no more than $10,000,000 shall be invested in AE Voorhees and Tower Energy, taken together, and no more than $10,000,000 shall be invested in all other Subsidiaries other than AE Voorhees and Tower Energy and AEI Japan, or their respective successors-in-interest, in the aggregate in any fiscal year in each case;

         "PERMITTED LIENS" are:

         (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

         (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

         (c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or
(ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

         (d) Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

         (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

         (e) Liens on assets of AEI Japan granted or assumed in connection with the acquisition of Aera Japan Ltd. by AEI Japan.

         "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

         "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

         "QUICK ASSETS" is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of less than 12 months determined according to GAAP.

         "RESPONSIBLE OFFICER" is each of the Chief Executive Officer, the President, the Chief Financial Officer and the, Controller of Borrower.

         "REVOLVING MATURITY DATE" is May __, 2003, the date 364 days from the date of this Agreement.

         "SCHEDULE" is any attached schedule of exceptions.

         "STOCK ACQUISITION" is any acquisition by the Borrower of the assets or capital stock of another entity, the consideration for which consists solely of capital stock of the Borrower.

         "SUBORDINATED DEBT" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

         "SUBSIDIARY" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

         "TANGIBLE NET WORTH" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and minus (ii) Total Liabilities; plus Subordinated Debt.

         "TOTAL LIABILITIES" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and the current portion of Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

         "TRADEMARKS" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.


BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

BORROWER:

ADVANCED ENERGY INDUSTRIES, INC.


By:
   --------------------------------

Title:
      -----------------------------


BANK:

SILICON VALLEY BANK


By:
   --------------------------------

Title:
      -----------------------------

                                    EXHIBIT A



         The Collateral consists of all of Borrower's right, title and interest in and to the following whether owned now or hereafter arising:

         All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

         All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

         All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

         All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

         All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing;

         All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

         All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

         Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, software, software code, algorithms, technology, designs, discoveries, processes, improvements, formulas, derivative works, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the "Intellectual Property"), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.